UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2017

APT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-181597	No. 99-0370904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

505 Montgomery Street, 11th Floor San Francisco, CA	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 200-1105

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry Material Agreement

Paying Debt created by an earlier Material Definitive Agreement with RDW Capital, LLC.

On November 1, 2016, APT Systems, Inc. (“we,” “us,” “our,” or “Company”) issued a $52,500.00 convertible debenture (the “Debenture”) to RDW Capital, LLC (“Buyer”), in exchange for $50,000.00 in cash, which was funded in full by November 11, 2016. The Debenture bears interest at 5% per annum.  The principal amount as well as the accrued and unpaid interest under the Debenture as agreed was due and payable on May 4, 2017. The Debenture contained representations, warranties, events of default, beneficial ownership limitations, and other provisions that are customary of similar instruments. At any time while the Debenture was outstanding, we could redeem any portion of the principal amount of the Debenture by making a payment of 130% multiplied by the prepayment amount plus the applicable accrued and unpaid interest.

On May 4, 2017 half of the Debenture and interest was repaid and $26,250.00, the outstanding balance of the Debenture, was further extended for an additional six months to November 6, 2017 by mutual agreement without cause for conversion. We notified the Buyer of our intent to repay balance and interest on November 5, 2017.

On November 20, 2017, APT Systems, Inc. replaced a misdirected wire transfer to the Buyer’s bank for the balance requested being $25,714.73 and the Buyer confirmed receipt.

Item 3.02.Unregistered Sales of Equity Securities

Paying Debt through partial conversion of the RDW Capital, LLC Debenture

On November 1, 2016, APT Systems, Inc. (“we,” “us,” “our,” or “Company”) issued a $52,500.00 convertible debenture (the “Debenture”) to RDW Capital, LLC (“Buyer”), in exchange for $50,000.00 in cash.  The Buyer undertook a partial conversion of the convertible Debenture for the principal amount of $7,500.00 in exchange for 1,923,077 common shares at .0039 cents per share on November 8, 2017. The outstanding debt was reduced accordingly prior to repayment of balance $18,750.00 (plus interest and fees) due on November 6, 2017.

Item 9.01.Financial Statements and Exhibits

No Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APT SYSTEMS, INC (Registrant)

By:	/s/ Joseph Gagnon
Name:	Joseph Gagnon
Title:	Director and Corporate Secretary

Dated: December 5, 2017